Exhibit 10.6

INSURANCE AND INDEMNITY AGREEMENT

among

MBIA INSURANCE CORPORATION

and

AMBAC ASSURANCE CORPORATION

as Series 2007-1 Class A Insurers,

DOMINO’S PIZZA MASTER ISSUER LLC,

DOMINO’S PIZZA DISTRIBUTION LLC,

DOMINO’S IP HOLDER LLC and

DOMINO’S SPV CANADIAN HOLDING COMPANY INC.,

each as Co-Issuer,

DOMINO’S PIZZA, INC.,

DOMINO’S SPV GUARANTOR LLC,

DOMINO’S PIZZA INTERNATIONAL LLC

and

DOMINO’S PIZZA LLC,

as Master Servicer,

and

CITIBANK, N.A.,

as Trustee

$1,750,000,000 Aggregate Principal Amount of Series 2007-1 Senior Notes

Consisting of

$150,000,000 Series 2007-1 Variable Funding Senior Notes, Class A-1

$1,600,000,000 5.261% Fixed Rate Series 2007-1 Senior Notes, Class A-2

Dated as of April 16, 2007

(This Table of Contents is for convenience of reference only and shall not be deemed to be a part of this Insurance Agreement. All capitalized terms used in this Insurance Agreement and not otherwise defined shall have the meanings set forth in Article 1 of this Insurance Agreement.)

i

ii

INSURANCE AND INDEMNITY AGREEMENT

INSURANCE AND INDEMNITY AGREEMENT (this “Insurance Agreement” or the “Agreement”), dated as of April 16, 2007 by and among MBIA INSURANCE CORPORATION, a stock insurance company organized under the laws of the state of New York (together with its permitted successors and assigns, “MBIA”), AMBAC ASSURANCE CORPORATION, a stock insurance company organized under the laws of Wisconsin (together with its permitted successors and assigns, “Ambac”, together with MBIA, the “Series 2007-1 Class A Insurers” and each individually an “Series 2007-1 Class A Insurer”); DOMINO’S PIZZA MASTER ISSUER LLC, a Delaware limited liability company (the “Master Issuer”), DOMINO’S PIZZA DISTRIBUTION LLC, a Delaware limited liability company (the “Domestic Distributor”), DOMINO’S IP HOLDER LLC, a Delaware limited liability company (the “IP Holder”), DOMINO’S SPV CANADIAN HOLDING COMPANY INC., a Delaware corporation (the “SPV Canadian Holdco”), each as a Co-Issuer (a “Co-Issuer”, and the Master Issuer, the Domestic Distributor, the IP Holder and the SPV Canadian Holdco, the “Co-Issuers”); DOMINO’S PIZZA, INC., a Delaware corporation (“Holdco”); DOMINO’S SPV GUARANTOR LLC, a Delaware limited liability company (the “SPV Guarantor”); DOMINO’S PIZZA INTERNATIONAL LLC, a Delaware Limited liability company (“Domino’s International”); DOMINO’S PIZZA LLC, a Michigan limited liability company (the “Master Servicer”); and CITIBANK, N.A., a national banking association, not in its individual capacity, but solely as trustee under the “Indenture” (defined below) (in such capacity, the “Trustee”).

WHEREAS, the Base Indenture, dated as of April 16, 2007, among the Trustee and each Co-Issuer (the “Base Indenture”), together with the Series 2007-1 Supplement thereto, dated as of April 16, 2007 (the “Series Supplement” and, together with the Base Indenture, the “Indenture”), as the Indenture may be amended, supplemented or modified from time to time in accordance with its terms but excluding any amendment, supplement or modification after the date hereof unless the Control Party shall have given its prior written consent thereto, provides for, among other things, the issuance of up to $150,000,000 Series 2007-1 Class A-1 Notes (the “Series 2007-1 Class A-1 Notes” or the “VFN”) and up to 1,600,000,000 Series 2007-1 Class A-2 Notes (the “Series 2007-1 Class A-2 Notes” and, together with the Series 2007-1 Class A-1 Notes, the “Series 2007-1 Senior Notes”);

WHEREAS, the parties hereto desire that each Series 2007-1 Class A Insurer issue its Policy with respect to the Series 2007-1 Senior Notes to the Trustee for the benefit of the holders of the Series 2007-1 Senior Notes and are entering into this Insurance Agreement to, among other things, specify the conditions precedent thereto, the premiums and other compensation payable in respect of each such Policy and the indemnity, reimbursement, reporting and other obligations and covenants of the parties hereto other than the Series 2007-1 Class A Insurers in consideration thereof;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The terms defined in this Article I shall have the meanings provided herein for all purposes of this Insurance Agreement, unless the context clearly requires otherwise, in both singular and plural form, as appropriate. Unless the context clearly requires otherwise, all capitalized terms used herein and not otherwise defined in this Article I shall have the meanings assigned to them in the Indenture. All words used herein shall be construed to be of such gender or number as the circumstances require. All references to an “agreement” shall be deemed to include any amendments, modifications or supplements to such agreement made in accordance with the terms thereof and the Master Servicing Agreement. This “Insurance Agreement” shall mean this Insurance Agreement as a whole and as the same may, from time to time hereafter, be amended, supplemented or modified. The words “herein,” “hereby,” “hereof,” “hereto,” “hereinabove” and “hereinbelow,” and words of similar import refer to this Insurance Agreement as a whole and not to any particular paragraph, clause or other subdivision hereof, unless otherwise specifically noted. Any references to “include,” “includes” or “including” or similar terms shall be deemed to be followed by the words “without limitation.” Any reference herein to the “rights of the Series 2007-1 Class A Insurer,” or words of similar import, shall be deemed to be followed by the words “including the Series 2007-1 Class A Lead Insurer in its capacity as Control Party”.

“Agreement Relating to the Series 2007-1 Class A Insurers” means any clause or section of a Related Document which grants a right to, or provides for a right of, any Insurer or otherwise requires that any Insurer receive notice of a certain action, event or circumstance, or requires any Insurer’s consent with respect to certain actions, events or circumstances, including in such Series 2007-1 Class A Insurer’s capacity as Control Party or Series 2007-1 Class A Lead Insurer, as the case may be.

“Ambac Information” has the meaning set forth in Section 3.04(b)(i) hereof.

“Acquired EBITDA” means, with respect to the acquisition of any Person or any business (acquired in the form of a purchase of assets), for any period, the amount for such period of Consolidated Adjusted EBITDA of such Person or assets, but only to the extent of assets actually acquired and liabilities assumed, taking into account for purposes of this calculation the consolidated Subsidiaries of such Person only to the extent they are also acquired).

“Consolidated Adjusted EBITDA” means, for any period, the sum of the following amounts, without duplication, of (i) Consolidated Net Income for such period, (ii) provisions for taxes based on income (including, without duplication, foreign withholding taxes and other similar state taxes) for such period, (iii) total depreciation expense for such period, (iv) total amortization expense for such period, (v) interest income and expense for such period, (vi) other non-cash items reducing Consolidated Net Income, for such period less other non-cash items increasing Consolidated Net Income (other than reversals of reserves in the ordinary course of business), (vii) Transaction Expenses for such period, (viii) other adjustments included in determining segment income under SFAS No. 131, and (ix) the Acquired EBITDA in respect of any Person or business (acquired in the form of a purchase of assets) during such period (which shall be included on a Pro Forma Basis for such period), assuming the consummation of such acquisition and the incurrence, assumption or satisfaction of any Indebtedness in connection therewith occurred on the first day of such period.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Holding Consolidated Entities on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded any net extraordinary, unusual or non-recurring gains or net extraordinary, unusual or non-recurring losses.

“Documents” has the meaning set forth in Section 2.01(b) hereof.

“Early Prepayment Fee” with respect to a Series 2007-1 Class A Insurer, has the meaning set forth in such Series 2007-1 Class A Insurer’s Fee Letter.

“Holdco Consolidated Entities” means, collectively, Holdco and its consolidated Subsidiaries.

“Holdco Incurrence Test” means, as of any date, the quotient of (a) the consolidated Indebtedness of the Holdco Consolidated Entities as of such date to (b) Consolidated Adjusted EBITDA of the Holdco Consolidated Entities for the immediately preceding 13 twenty-eight day (or thirty-five day) fiscal periods (multiplied by, in the case of the first 12 twenty-eight day (or thirty-five day) fiscal periods ended following the Initial Closing Date only, a fraction the numerator of which is 13 and the denominator of which is the number of full twenty-eight day (or thirty-five day) fiscal periods of the Master Issuer elapsed since the Initial Closing Date as of the end of the most recent twenty-eight day (or thirty-five day) fiscal period, which quotient is less than or equal to 8.9.

“Indebtedness” means, as of any date, as applied to any Person, without duplication, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capitalized Lease Obligations that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes, bonds, debentures or similar instruments representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (including any earn-out obligations owed by such Person which are required by GAAP to be shown as a liability on the balance sheet of such Person but excluding any such obligations incurred under ERISA, any accrued expenses or trade payables and any obligations in respect of employment agreements of such Person), (a) which obligation in accordance with GAAP would be shown as a liability on the balance sheet of such Person or (b) which purchase price is evidenced by a note or similar written instrument, (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, and (vi) any Contingent Obligation of such Person in respect of any of the foregoing. The amount of any Indebtedness which is non-recourse to the obligor thereunder or to any other obligor and for which recourse is limited to an identified asset or assets shall be equal to the lesser of (1) the stated amount of such obligation and (2) the fair market value of such asset or assets. For the avoidance of doubt, Indebtedness shall include the maximum principal available to be borrowed under any Indebtedness that is not fully drawn, and shall not include (x) obligations under interest rate, currency, commodity or similar hedge agreements, (y) any liability for federal, state, local or other taxes owed or owing to any governmental entity, or (z) intercompany Indebtedness.

“Initial Closing Date” means the date on which the Policies are issued.

“Insurance Agreement Default” means any event which results, or which with the giving of notice or the lapse of time or both would result, in an Insurance Agreement Event of Default.

“Insurance Agreement Event of Default” means any Event of Default specified in Section 5.01 hereof.

“Insurer Fee Letter” means each of (a) that certain Insurer Fee Letter, dated April 16, 2007 among the Co-Issuers and MBIA relating to the Series 2007-1 Class A Insurer Premium payable to MBIA with respect to the Policy issued by MBIA and certain expenses payable by the Co-Issuers to or on behalf of MBIA and (b) that certain Insurer Fee Letter, dated April 16, 2007 among the Co-Issuers and Ambac relating to the Series 2007-1 Class A Insurer Premium payable to Ambac with respect to the Policy issued by Ambac and certain expenses payable by the Co-Issuers to or on behalf of Ambac, and “Insurer Fee Letters” means, collectively, the foregoing.

“MBIA Information” has the meaning set forth in Section 3.04(b)(i) hereof.

“Note Purchase Agreement” means either or both (as the context may require) of (i) the Series 2007-1 Class A-1 Note Purchase Agreement and (ii) the Series 2007-1 A-2/M-1 Note Purchase Agreement.

“Offering Document” means the Preliminary Offering Memorandum dated March 21, 2007 in respect of the Series 2007-1 Class A-2 Notes, the Offering Memorandum dated April 4, 2007 in respect of the Series 2007-1 Class A-2 Notes, and any amendment or supplement thereto and any other final offering document in respect of the Series 2007-1 Senior Notes that makes reference to any Policy, whether delivered prior to or after the Initial Closing Date.

“Organizational Documents” means, with respect to a Person, the Certificate of Formation, Articles of Incorporation, Memorandum of Association and Articles of Association, Limited Liability Company Agreement or Bylaws of any Securitization Entity of such Person, as the case may be.

“Policy” means each of (a) that certain note guaranty insurance policy, no. AB1074BE with an effective date of April 16, 2007, issued hereunder by Ambac guaranteeing certain payments with respect to the Series 2007-1 Senior Notes and (b) that certain note guaranty insurance policy, no. 494360 with an effective date of April 16, 2007, issued hereunder by MBIA guaranteeing certain payments with respect to the Series 2007-1 Senior Notes, and “Policies” means, collectively, the foregoing. The form of the Policy is attached hereto as Exhibit A.

“Pro Forma Basis” means, in connection with any calculation of Consolidated Net Income, Consolidated Adjusted EBITDA or the Holdco Incurrence Test for any period during or as of any date for any purpose of this Agreement, that such calculation shall give pro forma effect to (a) the acquisition of any Person or assets acquired during such period (assuming the consummation of each such acquisition and the incurrence, assumption or satisfaction of any Indebtedness in connection therewith occurred on the first day of such period, and including any factually supportable pro forma expense and cost reductions if (A) either (1) the audited consolidated balance sheet of such acquired Person or of the new owner of such acquired assets, or the direct or indirect parent company of such Person or such new owner of such assets, and its consolidated Subsidiaries as at the end of the fiscal year of such Person preceding the acquisition of such Person and the related audited consolidated statements of income, stockholders’ equity and cash flows for such fiscal year have been provided to the Lead Insurer and have been reported on without a qualification arising from the scope of the audit or a “going concern” or like qualification or exception or (2) such other financial information furnished to the Lead Insurer with respect to such period and such acquisition has been found reasonably acceptable by the Lead Insurer and (B) either (1) any subsequent unaudited financial statements for such acquired Person or owner of such acquired assets, or the direct or indirect parent company of such Person or owner of such assets, for the period prior to the acquisition of such Person were prepared on a basis consistent with such audited financial statements and have been provided to the Insurer or (2) such other financial information furnished to the Lead Insurer with respect to such period and such acquisition has been found reasonably acceptable by the Lead Insurer.

“Securities Exchange Act” means the Securities Exchange Act of 1934, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

“Series 2007-1 Class A Insurer” means Ambac or MBIA and “Series 2007-1 Class A Insurers” means, collectively, Ambac and MBIA.

“Series 2007-1 Class A Insurer Information” means Ambac Information and MBIA Information, collectively.

“Series 2007-1 Class A Insurer Premium” means, collectively, the “Used Premium” and “Unused Premium” (each as defined in the Insurer Fee Letters, as applicable), due and payable from time to time by the Co-Issuers to a Series 2007-1 Class A Insurer pursuant to such Series 2007-1 Class A Insurer’s Insurer Fee Letter.

“Series 2007-1 Class A Insurer Rate” means, for any date of determination, the rate of interest as it is publicly announced by Citibank, N.A. at its principal office in New York, New York as its prime rate (any change in such prime rate of interest to be effective on the date such change is announced by Citibank, N.A.) plus 2%. The Series 2007-1 Class A Insurer Rate shall be computed on the basis of a year of 365 days calculating the actual number of days elapsed. In no event shall the Series 2007-1 Class A Insurer Rate exceed the maximum rate permissible under any applicable law limiting interest rates.

“Series 2007-1 Class A Lead Insurer” means, with respect to the Series 2007-1 Notes, the Series 2007-1 Class A Insurer (other than any Series 2007-1 Class A Insurer with respect to which a Series 2007-1 Class A Insurer Default has occurred and is continuing) with the greatest amount of Policy Exposure of such Series of Notes, which on the Initial Closing Date shall be MBIA.

“Serviced Assets” has the meaning set forth in the Master Servicing Agreement.

“Term of this Insurance Agreement” shall be determined as provided in Section 4.02 hereof.

“Transaction” means the transactions contemplated by the Related Documents, including the transactions described in the Offering Document.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.01. Representations and Warranties of the Co-Issuers. Each of the Co-Issuers, jointly and severally, makes the following representations and warranties to each Series 2007-1 Class A Insurer:

(a) Representations and Warranties in the Related Documents. The representations and warranties of each Co-Issuer contained in the Related Documents and the Note Purchase Agreements are true and correct in all material respects and each Co-Issuer hereby makes each such representation and warranty to, and for the benefit of, each Series 2007-1 Class A Insurer as if the same were set forth in full herein; provided that each such representation and warranty is made effective as of the date thereof stated in the Related Documents or the Note Purchase Agreements, as applicable. As and to the extent such representations and warranties are deemed repeated or further representations and warranties are made at any time after the date hereof pursuant to the Related Documents or the Note Purchase Agreements, as the case may be, such representations and warranties shall be deemed made by the Co-Issuers to, and for the benefit of, each Series 2007-1 Class A Insurer as of such later date as if the same were set forth in full herein and when so made, each of the Co-Issuers represents and warrants to each Series 2007-1 Class A Insurer that each such representation and warranty shall be true and correct in all material respects. Each Co-Issuer acknowledges that all such representations and warranties are made herein for the benefit of each Series 2007-1 Class A Insurer and each Series 2007-1 Class A Insurer is relying thereon in entering into this Insurance Agreement and in issuing its Policy.

(b) Accuracy of Information. The Related Documents, and all other written information relating to the Collateral or the operations or the financial condition of each Co-Issuer, each Guarantor, the Master Servicer and Holdco furnished to either Series 2007-1 Class A Insurer, taken together (as amended, supplemented or superseded by the Offering Document) (collectively, the “Documents”), do not contain any untrue statement of a material fact and do not omit to state a material fact necessary to make the statements made therein, in the context in which made, not false or misleading in any material respect. No Co-Issuer has knowledge of any circumstances that could reasonably be expected to have a Material Adverse Effect. Since the furnishing of the Documents to either Series 2007-1 Class A Insurer, there has been no change and no development or event known to the Co-Issuers that would cause the Documents to contain any untrue statement of a material fact or to omit to state a material fact necessary to make the statements made therein, in the context in which made, not false or misleading in any material respect.

(c) No Event. No Default, Event of Default, Potential Rapid Amortization Event or Rapid Amortization Event has occurred.

(d) No Other Credit Enhancement. No Co-Issuer has entered into any Enhancement with respect to any of the Series 2007-1 Senior Notes issued on the Initial Closing Date.

Section 2.02. Affirmative Covenants of each Co-Issuer. Each Co-Issuer hereby makes, to and for the benefit of each Series 2007-1 Class A Insurer, all of the affirmative covenants made by each Co-Issuer in the Related Documents to which such Co-Issuer is a party (whether or not made in respect of an Series 2007-1 Class A Insurer in such Related Documents). Such covenants are hereby incorporated herein by reference as if fully set forth herein, and may not be amended, modified or supplemented except in accordance with the applicable Related Document. In addition, to the extent not covered in the Related Documents, each Co-Issuer hereby agrees that during the term of this Insurance Agreement unless the Series 2007-1 Class A Lead Insurer shall otherwise expressly consent in writing:

(a) Compliance With Agreements. Each Co-Issuer shall comply with its obligations under this Insurance Agreement and the other Related Documents in accordance with the terms thereof. Without limiting the foregoing, each Agreement Relating to the Series 2007-1 Class A Insurers shall be performed by any such Co-Issuer in accordance with the terms of the Related Documents for the benefit of each applicable Series 2007-1 Class A Insurer.

(b) Financial Statements; Accountants’ Reports; Other Information.

(i) The Co-Issuers shall furnish or cause to be furnished to each Series 2007-1 Class A Insurer copies of all reports, certificates and other statements and information required to be produced by or on behalf of each Co-Issuer pursuant to the Indenture (including, but not limited to, under Article IV of the Base Indenture) promptly upon their becoming available.

(ii) The Co-Issuers shall furnish or cause to be furnished to each Series 2007-1 Class A Insurer promptly upon receipt thereof, copies of all schedules, financial statements or other similar reports, notices, opinions, certificates or other items delivered (A) to or by each Co-Issuer or the Master Servicer and (B) to or by the Trustee that are also delivered to the Co-Issuers, in each case pursuant to the terms of the Related Documents (including copies of each item required to be delivered to the Trustee and the Rating Agencies pursuant to the Indenture) and, promptly upon request, such other data or documents as each such Series 2007-1 Class A Insurer may reasonably request.

(iii) The Co-Issuers shall furnish or cause or arrange to be furnished to each Series 2007-1 Class A Insurer, on a quarterly basis to the extent not previously furnished, a complete copy of each Uniform Franchise Offering Circular and each state-specific version or supplement, as on file with applicable regulatory authorities, and any amendments or supplements thereto, and a copy of such other material federal and state franchise registration or regulatory filings as are made by or behalf of any Co-Issuer or any Franchisor, or, as applicable, the Master Servicer or any other Affiliate thereof after the Initial Closing Date.

(c) Access to Records; Discussions With Officers and Accountants. So long as one or both of the Series 2007-1 Class A Insurers is the Control Party, the Series 2007-1 Class A Lead Insurer will have the rights set forth in Section 8.6 of the Base Indenture with respect to the Co-Issuers and the other Securitization Entities. For purposes of Section 8.6 of the Base Indenture, if an Event of Default has occurred and is continuing, the Series 2007-1 Class A Lead Insurer shall provide notice as soon as practicable under the circumstances to any Co-Issuer or the Master Servicer in connection with any exercise of its rights under Section 8.6 of the Base Indenture or this Section 2.02(c).

(d) DNAF. The Co-Issuers shall provide, or cause or arrange to be provided, to each Series 2007-1 Class A Insurer the annual financial statements consistent with existing practices of DNAF, promptly following its availability, but in no event later than April 1 of each year. Such financial statements may be prepared on a non-GAAP, cash basis, so long as such financial statements fairly present the financial condition of DNAF as of the date and for the period covered thereby.

(e) Additional Reporting Requirements. The Co-Issuers shall prepare and deliver or cause to be prepared and delivered, to each Series 2007-1 Class A Insurer, such additional reports and information, in such form, regarding the assets, business operations and financial condition of the Securitization Entities as the Series 2007-1 Class A Insurers may reasonably request from time to time.

(f) Notice of Certain Events. Without limiting any Co-Issuer’s obligations under the Related Documents to deliver notices to each Series 2007-1 Class A Insurer of any of the following matters, to the extent not covered by the Related Documents, each Co-Issuer shall be obligated promptly (and in any event within five (5) Business Days upon becoming aware thereof, or, in the case of section (iii) below, within five (5) Business Days upon determining that such occurrence would be reasonably likely to have a Material Adverse Effect) to inform each Series 2007-1 Class A Insurer in writing of the occurrence of any of the following to the extent any of the following relate to it or any other Securitization Entity or, as applicable, any other Domino’s Entity:

(i) any change in the location of a material portion of any Securitization Entity’s or the Master Servicer’s books and records;

(ii) an Event of Bankruptcy with respect to any Domino’s Entity;

(iii) the receipt of written notice that (A) any Domino’s Entity is being placed under regulatory supervision (other than routine compliance with regulatory requirements in the ordinary course of the business of such Domino’s Entity’s as conducted in accordance with the Related Documents), (B) any license, permit, charter, registration or approval necessary for the conduct of any Domino’s Entity’s business is to be, or may be, suspended or revoked and such suspension or revocation could reasonably be expected to result in a Material Adverse Effect, or (C) any Domino’s Entity ceases and desists any practice, procedure or policy employed by such Domino’s Entity in the conduct of its business, and such suspension, revocation or cessation could reasonably be expected to result in a Material Adverse Effect.

(iv) the occurrence of any fact, circumstance or event that could reasonably be expected to cause a Cash Trapping Period or constitute an Event of Default or Default, or a Potential Rapid Amortization Event or Rapid Amortization Event, together, with a description of such fact, circumstance or event that could reasonably be expected to cause such Cash Trapping Period or constitute an Event of Default or Default, or a Potential Rapid Amortization Event or Rapid Amortization Event.

The Co-Issuers shall furnish to each Series 2007-1 Class A Insurer all information requested by it that is reasonably necessary to determine compliance with this clause (f).

(g) Disclosure Document Statement. Each Offering Document delivered after the Initial Closing Date with respect to the Series 2007-1 Senior Notes shall contain the following statement in typeface and prominence comparable to that accorded such statement under the heading, “Description of the Series 2007-1 Class A Policies”, in the Offering Memorandum, dated April 4, 2007: “THE SERIES 2007-1 CLASS A POLICIES ARE NOT COVERED BY THE PROPERTY/CASUALTY INSURANCE SECURITY FUND SPECIFIED IN ARTICLE 76 OF THE NEW YORK INSURANCE LAW.”

(h) Exemption from Investment Company Registration. Each Co-Issuer shall take all actions necessary so as to be exempt from registration under the Investment Company Act.

(i) Exemption from Securities Act Registration. Each Co-Issuer shall take all actions necessary so as to exempt sales of Series 2007-1 Senior Notes after the Initial Closing Date from registration under the Securities Act and under any applicable securities laws of any state of the United States.

(j) Organizational Documents. To the extent set forth in the Related Documents, each Co-Issuer agrees to operate in a manner consistent with the terms of its Organizational Documents and all applicable statutes in effect in its jurisdiction of organization.

(k) Trustee. The Co-Issuers shall, at the reasonable request of the Series 2007-1 Class A Lead Insurer (so long as it is the Control Party), exercise their right pursuant to Section 10.6(b) of the Base Indenture to remove the Trustee. The Co-Issuers shall not remove the Trustee without the prior written consent of the Series 2007-1 Class A Lead Insurer.

(l) Rating Agency Communications and Cooperation. Each Co-Issuer, the Master Servicer and Holdco shall keep the Series 2007-1 Class A Insurers informed of all (if any) material written, electronic or oral communications (including any single material communication and any series or group of communications which are, in the aggregate, material) between such Co-Issuer and/or the Master Servicer and/or Holdco and any Rating Agency regarding any of the Related Documents, the Collateral or the Transaction. A copy of any such communications sent by any Co-Issuer and/or the Master Servicer and/or Holdco, or by any Person on behalf of any thereof, to any Rating Agency concerning any of the Related Documents, the Collateral or the Transaction, will be provided promptly to each Series 2007-1 Class A Insurer. Each Co-Issuer, the Master Servicer and Holdco, in consultation with the Series 2007-1 Class A Insurers, shall cooperate with the Rating Agencies in connection with any review of the Transaction or the Related Documents which may be undertaken by such Rating Agencies after the Initial Closing Date and shall provide all information relating to the Transaction or the Related Documents reasonably requested by the Rating Agencies.

(m) Taxes. Each Domino’s Entity party hereto shall give each Series 2007-1 Class A Insurer notice of the assertion by any taxing authority of any lien, charge, encumbrance or penalty against such Co-Issuer and/or the Master Servicer based upon the failure by any Domino’s Entity to pay any material tax, assessment, charge or fee with respect to the Collateral, or failure by such Domino’s Entity to defend any action, if such failure to pay or defend may adversely affect the priority or enforceability of the security interest in the Collateral created by the Indenture.

(n) Closing Documents. The Co-Issuers shall provide or cause to be provided to each Series 2007-1 Class A Insurer an executed original copy of each Related Document, a copy of each other document executed in connection with the closing of the Transaction on the Initial Closing Date and all certificates, licenses, filings, legal opinions (in executed original counterpart addressed to each Series 2007-1 Class A Insurer as provided in Section 3.01(i)), accounting materials and other documents or instruments delivered in connection with such closing on the Initial Closing Date, not later than forty-five (45) days following the Initial Closing Date, or such later date as the Series 2007-1 Class A Insurers may agree in writing.

(o) Advance Notice of Extension Elections. Each Co-Issuer shall provide prior written notice to each Series 2007-1 Class A Insurer, by facsimile transmission confirmed by overnight express courier, of such Co-Issuer’s intention to exercise the Series 2007-1 First Extension Election or the Series 2007-1 Second Extension Election. Each such notice shall be provided no less than fifteen (15) Business Days prior to the respective dates that the Co-Issuers shall be required under Sections 3.7(b)(i) and (ii) of the Series 2007-1 Supplement to provide notice to the Trustee of their election of the respective option.

(p) Retirement of Series 2007-1 Senior Notes. The Co-Issuers shall instruct the Trustee, upon a retirement or other payment of all of the Series 2007-1 Senior Notes, to surrender the applicable Policy to the applicable Series 2007-1 Class A Insurer for cancellation.

Section 2.03. Negative Covenants of each Co-Issuer. Each Co-Issuer hereby makes, to and for the benefit of each Series 2007-1 Class A Insurer, all of the negative covenants made by each Co-Issuer in the Related Documents to which such Co-Issuer is a party (whether or not made in respect of a Series 2007-1 Class A Insurer in such Related Documents). Such covenants are hereby incorporated herein by reference as if fully set forth herein, and may not be amended, modified or supplemented except in accordance with the applicable Related Document. In addition, to the extent not covered by the foregoing, each Co-Issuer hereby agrees that during the term of this Insurance Agreement, unless the Series 2007-1 Class A Lead Insurer shall otherwise expressly consent in writing:

(a) Impairment of Rights. Except as expressly permitted by the Related Documents, no Co-Issuer shall take any action, or fail to take any action, directly or indirectly (which shall include any action or inaction by any Affiliate thereof) if such action or failure to take action could reasonably be expected, at the time of such action or failure, to interfere in any material respect with the enforcement of any rights of the Series 2007-1 Class A Insurers or the Trustee under the Related Documents or to result in a Material Adverse Effect.

(b) Marketing Materials. No Co-Issuer shall include any material relating to the Series 2007-1 Class A Insurers or describing the terms of the Policies or this Insurance Agreement in any marketing materials used by or on behalf of such Co-Issuer in connection with the offering and sale of the Series 2007-1 Senior Notes unless such material has been approved in writing by the Series 2007-1 Class A Insurers prior to its inclusion in such marketing materials. The Series 2007-1 Class A Insurers shall respond reasonably promptly to any request for such approval. If after the initial inclusion in any marketing materials of any information described in the prior sentence, a Series 2007-1 Class A Insurer shall advise such Co-Issuer that the material relating to such Series 2007-1 Class A Insurer is no longer accurate or is misleading and should be changed in any material respect, such Co-Issuer shall promptly amend, or cause to be amended, the marketing materials to reflect such advice.

(c) Liquidation; Insolvency. No Co-Issuer shall dissolve or liquidate, in whole or in part, or, prior to the date that is one year and one day after payment in full of all amounts payable in respect of the Series 2007-1 Senior Notes and any of its obligations to the Series 2007-1 Class A Insurers or the Trustee, institute proceedings to be adjudicated a bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consenting to reorganization or relief under any applicable law relating to bankruptcy or insolvency, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of it or a substantial part of its property, or make any assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or take any corporate action in furtherance of any such or any similar action.

Section 2.04. Representations and Warranties of the Master Servicer. The Master Servicer makes the following representations and warranties to each Series 2007-1 Class A Insurer:

(a) Representations and Warranties in the Related Documents. The representations and warranties of the Master Servicer contained in the Related Documents and the Note Purchase Agreements are true and correct in all material respects, and the Master Servicer hereby makes each such representation and warranty to, and for the benefit of, each Series 2007-1 Class A Insurer as if the same were set forth in full herein; provided that each such representation and warranty is made effective as of the date thereof stated in the Related Documents or the Note Purchase Agreements, as applicable. As and to the extent such representations and warranties are deemed repeated or further representations and warranties are made at any time after the date hereof pursuant to the Related Documents or the Note Purchase Agreements, as the case may be, such representations and warranties shall be deemed made by the Master Servicer to, and for the benefit of, each Series 2007-1 Class A Insurer as of such later date as if the same were set forth in full herein and when so made, the Master Servicer represents and warrants to each Series 2007-1 Class A Insurer that each such representation and warranty shall be true and correct in all material respects. The Master Servicer acknowledges that all such representations and warranties are made herein for the benefit of each Series 2007-1 Class A Insurer and each Series 2007-1 Class A Insurer is relying thereon in entering into this Insurance Agreement and issuing its Policy.

(b) Accuracy of Information. The Documents do not contain any untrue statement of a material fact and do not omit to state a material fact necessary to make the statements made therein, in the context in which made, not false or misleading in any material respect. The Master Servicer has no knowledge of any circumstances that could reasonably be expected to have a Material Adverse Effect. Since the furnishing of the Documents to each Series 2007-1 Class A Insurer, there has been no change and no development or event known to the Master Servicer that would cause the Documents to contain any untrue statement of a material fact or to omit to state a material fact necessary to make the statements made therein, in the context in which made, not false or misleading in any material respect.

(c) No Event. No Default, Event of Default, Potential Rapid Amortization Event or Rapid Amortization Event has occurred.

Section 2.05. Covenants of the Master Servicer. The Master Servicer hereby makes, to and for the benefit of each Series 2007-1 Class A Insurer, all of the covenants made by the Master Servicer in the Related Documents to which the Master Servicer is a party (whether or not made in respect of a Series 2007-1 Class A Insurer in such Related Documents). Such covenants are hereby incorporated herein by reference as if fully set forth herein, and may not be amended, modified or supplemented except in accordance with the applicable Related Document. In addition, to the extent not covered by the foregoing, the Master Servicer hereby agrees that during the term of this Insurance Agreement unless the Series 2007-1 Class A Lead Insurer shall otherwise expressly consent in writing:

(a) Separateness and Operation of Entities. To the extent set forth in the Related Documents, it shall not take any steps or actions that are inconsistent with the requirements of Section 8.24 of the Base Indenture (relating to, inter alia, maintenance of separate existence by each Securitization Entity) or the terms of the Organizational Documents of each Securitization Entity.

(b) Other Information. The Master Servicer shall provide to each Series 2007-1 Class A Insurer such information (including non-financial information) in respect of the Series 2007-1 Senior Notes, the Securitization Entities, the Related Documents, the Transaction and the Master Servicer’s performance of its obligations in connection therewith, and such other financial or operating information in respect of the Master Servicer, the Co-Issuers or any of their Affiliates, in each case, which each such Series 2007-1 Class A Insurer may from time to time reasonably request.

(c) Access to Records; Discussions With Officers and Accountants. So long as one or both of the Series 2007-1 Class A Insurers is the Control Party, the Series 2007-1 Class A Lead Insurer shall have with respect to the Master Servicer the rights set forth in Section 8.6 of the Base Indenture with respect to the Securitization Entities, concerning books, records, inspection, visitation and discussion rights, expense reimbursement and all other rights referred to therein, but only in respect of the obligations of the Master Servicer under the Related Documents, the Series 2007-1 Senior Notes, the Securitization Entities and the Transaction. For purposes of exercising such rights, if an Event of Default has occurred and is continuing, the Series 2007-1 Class A Lead Insurer shall be required to provide only such notice as is practicable under the circumstances to the Master Servicer in connection with any exercise of its rights under Section 8.6 of the Base Indenture or this Section 2.05(c).

(d) Amendments to Documents. Except to the extent, if any, expressly provided in the Related Documents, the Master Servicer agrees that it will not, and will cause each Securitization Entity that is a Subsidiary of the Master Servicer not to, without the prior written consent of the Control Party, amend, modify, waive, supplement, terminate or surrender, or agree to any amendment, modification, supplement, termination, waiver or surrender of, the terms of any of the Related Documents to which the Master Servicer is a party.

(e) Impairment of Rights. Except as expressly permitted by the Related Documents, the Master Servicer shall not take any action, or fail to take any action, directly or indirectly (which shall include any action or inaction by any Affiliate thereof), if such action or failure, at the time of such action or failure, to take action could reasonably be expected to interfere in any material respect with the enforcement of any rights of the Series 2007-1 Class A Insurers or the Trustee under the Related Documents or to result in a Material Adverse Effect. The Master Servicer shall give notice in writing to each Series 2007-1 Class A Insurer promptly upon becoming aware of the occurrence of any circumstance that might reasonably be expected to constitute an Event of Default, Default, Potential Rapid Amortization Event or Rapid Amortization Event, and such notice shall contain a description of the facts, circumstances or events that might reasonably be expected to constitute such Event of Default, Default, Potential Rapid Amortization Event or Rapid Amortization Event; provided that in connection with such notice, the Master Servicer may disclaim that such circumstance constitutes an Event of Default, Default, Potential Rapid Amortization Event or Rapid Amortization Event. The Master Servicer shall furnish to each Series 2007-1 Class A Insurer all information requested by it that is reasonably necessary to determine compliance with this paragraph.

(f) Retirement of Series 2007-1 Senior Notes. The Master Servicer shall instruct the Trustee, upon a retirement or other payment of all of the Series 2007-1 Senior Notes, to surrender the applicable Policy to the applicable Series 2007-1 Class A Insurer for cancellation.

(g) Quarterly Reports of Serviced Assets. The Master Servicer, on behalf of the Master Issuer, will furnish, or cause to be furnished quarterly reports regarding the Serviced Assets (as such term is defined in the Master Servicing Agreement) containing such data and other information regarding the Domestic Franchises, the International Master Franchisees, the Company Owned Stores, the suppliers of Products during the preceding fiscal quarter, and the Franchisees to whom product purchase price rebates were paid during the preceding fiscal quarter, as the Master Servicer and the Series 2007-1 Class A Lead Insurer shall agree from time to time.

(h) Notice of Certain Events. Upon the occurrence of any of the following events: (a) an ERISA Event, (b) a Master Servicer Termination Event or (c) any action, suit, investigation or proceeding pending or, to the knowledge of the Master Servicer, threatened against or affecting the Master Servicer, before or by any court, administrative agency, arbitrator or governmental body having jurisdiction over the Master Servicer or any of its properties either asserting the illegality, invalidity or unenforceability of any of the Related Documents, seeking any determination or ruling that would affect the legality, binding effect, validity or enforceability of any of the Related Documents, the Master Servicer shall provide written notice to the Trustee, each Series 2007-1 Class A Insurer and the Rating Agencies of the same promptly and in any event within three Business Days of obtaining knowledge of the same.

Section 2.06. Representations and Warranties of Holdco.

(a) Organization and Good Standing. Holdco (i) is a corporation, duly formed and organized, validly existing and in good standing under the laws of the State of Delaware, (ii) is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction where the character of its property, the nature of its business or the performance of its obligations under the Related Documents make such qualification necessary, except to the extent that the failure to so qualify is not reasonably likely to result in a Material Adverse Effect and (iii) has the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted and to perform its obligations under this Insurance Agreement.

(b) Power and Authority; No Conflicts. The execution and delivery by Holdco of this Insurance Agreement and its performance of, and compliance with, the terms hereof are within the power of Holdco and have been duly authorized by all necessary corporate action on the part of Holdco. Neither the execution and delivery of this Insurance Agreement, nor the consummation of the transactions herein contemplated to be consummated by Holdco, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on Holdco or its properties, except to the extent that such conflict, breach or default would not have a Material Adverse Effect, or the charter or bylaws or other organizational documents and agreements of Holdco, or any of the provisions of any indenture, mortgage, lease, contract or other instrument to which Holdco is a party or by which it or its property is bound or result in the creation or imposition of any lien, charge or encumbrance upon any of its property pursuant to the terms of any such indenture, mortgage, leases, contract or other instrument except to the extent such conflict, breach or default or creation or imposition would not have a Material Adverse Effect.

(c) Consents. Except for such registrations as a franchise broker or franchise sales agent as may be required under state franchise statutes and regulations, Holdco is not required to obtain the consent of any other party or the consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority in connection with the execution, delivery or performance by Holdco of this Insurance Agreement or the validity or enforceability of this Insurance Agreement against Holdco, except to the extent that a state or foreign franchise law requires filing and other compliance actions by virtue of considering Holdco as a “subfranchisor”.

(d) Due Execution and Delivery. This Insurance Agreement has been duly executed and delivered by Holdco and constitutes a legal, valid and binding instrument enforceable against Holdco in accordance with its terms (subject to applicable insolvency laws and to general principles of equity).

(e) No Litigation. There are no actions, suits, investigations or proceedings pending or, to the knowledge of Holdco, threatened against or affecting Holdco, before or by any Governmental Authority having jurisdiction over Holdco or any of its properties or with respect to any of the transactions contemplated by this Insurance Agreement (i) asserting the illegality, invalidity or unenforceability, or seeking any determination or ruling that would affect the legality, binding effect, validity or enforceability of this Insurance Agreement, or (ii) that is reasonably likely to have a Material Adverse Effect. Holdco is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not be reasonably likely to, in the aggregate, have a Material Adverse Effect.

(f) Due Qualification. Except for such registrations as a franchise broker or franchise sales agent as may be required under state or foreign franchise statutes and regulations and except to the extent that a state or foreign franchise law requires filing and other compliance actions by virtue of considering Holdco as a “subfranchisor”, Holdco has obtained or made all material licenses, registrations, consents, approvals, waivers, filings and notifications of creditors, lessors, Governmental Authorities and other Persons, in each case, in connection with the execution and delivery of this Insurance Agreement by Holdco, and the consummation by Holdco of all the transactions herein contemplated to be consummated by Holdco and the performance of its obligations hereunder except to the extent that the failure to do so could not be reasonably likely to have a Material Adverse Effect.

Section 2.07. Covenant of the Series 2007-1 Class A Lead Insurer. The Series 2007-1 Class A Lead Insurer (so long as it is the Control Party) hereby agrees that, upon receipt of written notice from the Master Servicer that (a) the Back-Up Manager in the performance of the Services (as such term is defined in the Back-Up Management Agreement) causes material interference with the normal conduct of business of the Master Servicer or with the activities of the Leadership Team or (b) the fees charged by the Back-Up Manager in performing the Warm Back-Up Services or the Additional Warm Back-Up Services (as such terms are defined in the Back-Up Management Agreement) are excessive compared to other available providers of such Services reasonably acceptable to the Series 2007-1 Class A Lead Insurer, the Series 2007-1 Class A Lead Insurer (so long as it is the Control Party) will take such steps necessary to cause the removal of the Back-Up Manager as soon as practicable in accordance with the terms of the Back-Up Management Agreement; provided, however, that no such removal shall become effective until a successor Back-Up Manager has assumed the responsibilities and obligations of the Back-Up Manager in accordance with Back-Up Management Agreement.

ARTICLE III

THE POLICIES; REIMBURSEMENT; SUBROGATION

Section 3.01. Issuance of the Policies. Each Series 2007-1 Class A Insurer agrees to issue its respective Policy on the Initial Closing Date subject to satisfaction of the conditions precedent set forth below:

(a) Filings and Recording. Each Series 2007-1 Class A Insurer shall have received evidence reasonably satisfactory to it of the delivery of the Collateral and the filing and/or recording in all necessary jurisdictions (or such filing and/or recording having been provided for in a manner reasonably satisfactory to the Series 2007-1 Class A Lead Insurer) of all documents and such appropriate instruments, in form and substance reasonably satisfactory to the Series 2007-1 Class A Lead Insurer, and the taking or provision for the taking of all such actions, as may be necessary in the reasonable opinion of the Series 2007-1 Class A Lead Insurer to perfect the security interests created by the Indenture to the extent required pursuant to Section 3.5, 8.11 and 8.25 of the Base Indenture and the Global G&C Agreement to the extent required pursuant thereto, and all taxes, fees and other charges payable in connection with such execution, delivery, recording and filing shall have been paid (other than those to be paid after the Initial Closing Date in connection with completion of such filings and/or recordings and/or actions after the Initial Closing Date).

(b) Compliance. The Co-Issuers and the Guarantors shall have delivered to the Trustee the Collateral to the extent required pursuant to Section 3.1, 8.11 and 8.25 of the Base Indenture and pursuant to the Global G&C Agreement. All transfers of property constituting Collateral pursuant to the Collateral Transaction Agreements shall have been effected in accordance with the respective terms of the Collateral Transaction Agreements. Each Securitization Entity and other Domino’s Entity shall be, as of the Initial Closing Date, in compliance with the terms of the Related Documents to which it is a party.

(c) Material Adverse Effect. Since December 31, 2006, no event, condition or circumstance has occurred that would be reasonably likely to have a Material Adverse Effect on the Collateral, any of the Securitization Entities or the Master Servicer, or the ability of the Co-Issuers to perform their payment and other obligations with respect to the Series 2007-1 Notes or the ability of the Master Servicer to perform its obligations pursuant to the Master Servicing Agreement. The representations of the Co-Issuers and the Master Servicer in Article II hereof are true and correct.

(d) Payment of Initial Premium and Expenses. Each Series 2007-1 Class A Insurer shall have been paid, by the Co-Issuers, its respective portion of Series 2007-1 Class A Insurer Premium payable on the Initial Closing Date and all fees and expenses identified in Section 3.02 as payable to each such Series 2007-1 Class A Insurer on the Initial Closing Date shall have been paid to such Series 2007-1 Class A Insurer or to the Persons designated by such Series 2007-1 Class A Insurer to receive such payments.

(e) Related Documents. Each Series 2007-1 Class A Insurer shall have reviewed a copy of each of the Related Documents, in form and substance reasonably satisfactory to each Series 2007-1 Class A Insurer and each such Series 2007-1 Class A Insurer’s counsel, duly authorized, executed and delivered by each party thereto, and arrangements reasonably satisfactory to each Series 2007-1 Class A Insurer shall have been made for the delivery of executed counterparts thereof to each Series 2007-1 Class A Insurer on or promptly following the Initial Closing Date.

(f) Conditions Precedent in Indenture and Related Documents. Each Series 2007-1 Class A Insurer shall have received evidence reasonably satisfactory to it that the conditions precedent to the issuance of the Series 2007-1 Notes set forth in the Indenture and each other Related Documents shall have been satisfied or waived on the Initial Closing Date.

(g) Certified Documents and Resolutions. Each Series 2007-1 Class A Insurer shall have received a copy of (i) the organizational documents of each of the Domino’s Entities party to any Related Document (the foregoing entities collectively, the “Transaction Group Entities”) and (ii) the resolutions of each of the governing boards or members, as applicable, of the Transaction Group Entities authorizing the issuance of the Series 2007-1 Notes, the execution, delivery and performance by the Securitization Entities and other Transaction Group Entities of the Related Documents to which they are a party and all transactions contemplated thereby, as applicable to it, certified by the Secretary or an Assistant Secretary (or equivalent officer) of the relevant Transaction Group Entity (which certificate shall state that such organizational documents are and resolutions are in full force and effect without modification on the Initial Closing Date).

(h) Incumbency Certificates; Good Standing Certificates. Each Series 2007-1 Class A Insurer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent thereof) of each Transaction Group Entity, together with a good standing or comparable document from each such entity’s jurisdiction of organization as of a recent date, certifying the names and signatures of the officers of such Transaction Group Entity authorized to execute and deliver the Related Documents and that shareholder or member, as applicable, consent to the execution and delivery of such documents is not necessary or has been obtained.

(i) Solvency Certificate. The Series 2007-1 Class A Insurers shall have received a solvency certificate of Holdco in form and substance reasonably acceptable to the Series 2007-1 Class A Lead Insurer certifying that, immediately after giving effect to the Transaction and the payment of any dividend in connection therewith, the Holdco Consolidated Entities shall be solvent.

(j) Opinions of Counsel. Each Series 2007-1 Class A Insurer shall have received (i) an executed counterpart of each of the legal opinions of each counsel delivering an opinion in connection with the Transaction on the Initial Closing Date, addressed to the Series 2007-1 Class A Insurers or accompanied by a reliance letter in favor of the Series 2007-1 Class A Insurers, in each case in form and substance reasonably acceptable to the Series 2007-1 Class A Insurers and its applicable counsel, including but not limited to the legal opinions of Ropes & Gray LLP, relating to certain bankruptcy and insolvency matters and (ii) such other opinions of counsel, in form and substance reasonably acceptable to Series 2007-1 Class A Insurers and its applicable counsel, addressing such other matters as the Series 2007-1 Class A Insurers may reasonably request.

(k) Approvals, Etc. Each Series 2007-1 Class A Insurer shall have received true and correct copies of all approvals, licenses and consents, if any, required for the execution, delivery and performance by the Transaction Group Entities of the Related Documents to which they are parties, including any required approval of the shareholders or members, as applicable, of each of the Transaction Group Entities in connection with the Transaction.

(l) No Litigation, Etc. No action or other proceeding or investigation, or final judgment relating thereto, is pending or (to the knowledge of the Master Servicer) threatened before any Governmental Authority that challenges the validity or enforceability or seeks to enjoin the performance of a Related Document, that has not previously been disclosed to each Series 2007-1 Class A Insurer in writing. Each Series 2007-1 Class A Insurer shall have received a certificate of the chief legal officer of the Master Servicer to the effect set forth in this Section 3.01(l).

(m) Issuance of Ratings. Each Series 2007-1 Class A Insurer shall have received confirmation that the Rating Agencies’ non-public ratings of the Series 2007-1 Senior Notes for full payment of interest when due and repayment of principal upon the Series 2007-1 Legal Final Maturity Date (not taking into account the Policies), when issued, will not be less than Baa3 from Moody’s and BBB- from Standard & Poor’s and that the credit ratings of the Series 2007-1 Senior Notes (taking into account the Policies), when issued, will be Aaa by Moody’s and AAA by Standard & Poor’s.

(n) No Default, Etc. No Default, Event of Default, Potential Rapid Amortization Event, Rapid Amortization Event or Master Servicer Termination Event shall have occurred.

(o) Additional Items. Each Series 2007-1 Class A Insurer shall have received such other documents, instruments, approvals or opinions, in each case relating to the transactions contemplated herein, as may be reasonably requested by each such Series 2007-1 Class A Insurer, including, but not limited to, evidence satisfactory to each such Series 2007-1 Class A Insurer that the conditions precedent, if any, in the Related Documents have been satisfied.

(p) Conform to Documents. Each Series 2007-1 Class A Insurer and their counsel shall have determined in their reasonable judgments that all documents, certificates and opinions to be delivered in connection with the Series 2007-1 Notes conform in all material respects to the terms of the Related Documents.

Upon the issuance of the Policies, each of the conditions precedent set forth in this Section 3.01 shall be deemed to have been satisfied or waived as a condition to the payment of its obligations under each such Policy in accordance with the express provisions thereof, irrespective of whether such conditions precedent have in fact been satisfied or waived.

Section 3.02. Payment of Fees, Series 2007-1 Class A Insurer Premium and Early Prepayment Fee.

(a) Closing Date Fees and Expenses. The Co-Issuers shall pay or cause to be paid, on the Initial Closing Date, all reasonable costs, fees and expenses incurred by each Series 2007-1 Class A Insurer or on each such Series 2007-1 Class A Insurer’s behalf in connection with the Transaction, including, without limitation, all legal, accounting, investigative and rating agency fees and expenses as well as reasonable out-of-pocket travel expenses incurred by each such Series 2007-1 Class A Insurer’s employees, in accordance with statements therefor provided to the Co-Issuers on or before the Initial Closing Date. The Co-Issuers shall pay or cause to be paid, on the Initial Closing Date, all fees due and payable on such date to each Series 2007-1 Class A Insurer pursuant to each such Series 2007-1 Class A Insurer’s Insurer Fee Letter.

(b) Certain Post-Closing Costs and Expenses. All reasonable costs, fees and expenses of the Series 2007-1 Class A Insurers’ accountants or counsel (provided that the Series 2007-1 Class A Insurers shall use the same counsel to be selected by the Series 2007-1 Class A Lead Insurer) payable in respect of any amendment or supplement to the Offering Document incurred after the Initial Closing Date shall be paid by the Co-Issuers as expenses pursuant to Section 3.03.

(c) Series 2007-1 Class A Insurer Premium. In consideration of the issuance by each Series 2007-1 Class A Insurer of its Policy, each Series 2007-1 Class A Insurer shall be entitled to the Series 2007-1 Class A Insurer Premium as and when due in accordance with the terms of its Insurer Fee Letter (i) in the case of Series 2007-1 Class A Insurer Premium due on or before the Initial Closing Date, directly from or on behalf of the Co-Issuers, and (ii) in the case of Series 2007-1 Class A Insurer Premium due after the Initial Closing Date, from the Co-Issuers in accordance with the priorities and procedures established under the Indenture and as set forth in the Insurer Fee Letters. The Series 2007-1 Class A Insurer Premium paid hereunder or under the Indenture shall be nonrefundable with respect to each Series 2007-1 Class A Insurer without regard to whether such Series 2007-1 Class A Insurer makes any payment under its Policy or any other circumstances relating to the Series 2007-1 Senior Notes or provision being made for payment, prior to maturity, of the Series 2007-1 Senior Notes. Each Co-Issuer shall make or cause to be made all payments of Series 2007-1 Class A Insurer Premium to be made by them to each Series 2007-1 Class A Insurer by wire transfer to accounts designated from time to time by such Series 2007-1 Class A Insurer by written notice to each Co-Issuer and the Trustee.

(d) Early Prepayment Fee. The Co-Issuers shall pay all Early Prepayment Fees to each Series 2007-1 Class A Insurer at the times and in the amounts set forth in the Insurer Fee Letters.

(e) Interest. The Co-Issuers agree to pay to each Series 2007-1 Class A Insurer interest on all unpaid amounts described in this Section 3.02 from the date due until payment thereof in full, in each case, payable to each Series 2007-1 Class A Insurer at the Series 2007-1 Class A Insurer Rate.

Section 3.03. Reimbursement and Additional Expenses Payment Obligation. (a) In accordance with the priorities and procedures established under the Indenture, each Series 2007-1 Class A Insurer shall be entitled to receive reimbursement from the Co-Issuers for any payment made by such Series 2007-1 Class A Insurer under its Policy, which reimbursement shall be due on the date that any amount is paid pursuant to a Notice (as defined in the Policies), in an amount equal to the sum of the amount so paid and all amounts previously paid that remain unreimbursed, together with interest on any and all amounts remaining unreimbursed (to the extent permitted by law, if in respect of any unreimbursed amounts representing interest) from the date such amounts became due until paid in full (after as well as before judgment), at a rate of interest equal to the Series 2007-1 Class A Insurer Rate. Amounts to be reimbursed hereunder shall be payable in accordance with the Indenture.

(b) The Co-Issuers agree to pay to each Series 2007-1 Class A Insurer all of the following from time to time, in accordance with the priorities and procedures established under the Indenture: any and all charges, fees, costs and expenses that each Series 2007-1 Class A Insurer may reasonably pay or incur, including, but not limited to, legal, accountants’ and consultants’ fees and expenses, in connection with (i) any accounts established to facilitate payments under each Series 2007-1 Class A Insurer’s Policy to the extent each Series 2007-1 Class A Insurer has not been immediately reimbursed on the date that any amount is paid by each Series 2007-1 Class A Insurer’s Policy, (ii) the enforcement, defense or preservation of any rights in respect of any of the Related Documents, including defending, monitoring or participating in any litigation or proceeding (including any insolvency or bankruptcy proceeding in respect of any Securitization Entity or any Affiliate thereof) relating to any of the Related Documents, any party to any of the Related Documents, in its capacity as such a party, the Collateral or the Transaction, including, but not limited to, the exercise of remedies provided for in the Related Documents or under law (iii) any action with respect to, or related to, any obligation or duty of any Domino’s Entity under any Related Document, which is to be performed by such Domino’s Entity after the Initial Closing Date pursuant to the terms thereof or (iv) other than with respect to those initiated solely by a Series 2007-1 Class A Insurer (provided that such exclusion shall not apply while a Default, Event of Default or Master Servicer Termination Event has occurred and is continuing, or to those required as a result of any action proposed or taken by the Rating Agencies) any amendment, modification, waiver or other action with respect to, or related to, any Related Document, whether or not executed or completed. The costs and expenses covered under this Section 3.03(b) shall include a reasonable allocation of compensation and overhead attributable to the time of employees of each Series 2007-1 Class A Insurer spent in connection with the actions described in clause (ii) above in connection with the exercise of rights and remedies by the Series 2007-1 Class A Insurers in connection with an Insurance Agreement Default or Insurance Agreement Event of Default hereunder, and each Series 2007-1 Class A Insurer reserves the right to charge a reasonable fee as a condition to executing any material amendment, waiver or consent proposed in respect of any of the Related Documents.

(c) The Co-Issuers agree to pay to each Series 2007-1 Class A Insurer interest at the Series 2007-1 Class A Insurer Rate on all unpaid amounts described in Section 3.03(b) from the date reimbursement for any such amount is invoiced to the Co-Issuers by or on behalf of each such Series 2007-1 Class A Insurer until payment of the reimbursement thereof in full.

Section 3.04. Indemnification; Limitation of Liability. (a) In addition to any and all rights of indemnification or any other rights of the Series 2007-1 Class A Insurers in respect of the transactions contemplated by the Related Documents, pursuant hereto or under law or equity or under any Related Document, but subject to the limitations set forth in this Section 3.04,

(i) each Co-Issuer, jointly and severally, in respect of all Co-Issuer Liabilities (as hereinafter defined),

(ii) the Master Servicer, in respect only of Master Servicer Liabilities (as hereinafter defined),

(iii) Holdco, in respect only of Holdco Liabilities (as hereinafter defined),

agree to pay, and to protect, indemnify and save harmless, each Series 2007-1 Class A Insurer, and each such Series 2007-1 Class A Insurer’s respective officers, directors, employees, agents, and each person, if any, who controls each such Series 2007-1 Class A Insurer within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act (any such person an “Indemnitee”), from and against any and all claims, losses, liabilities (including penalties), actions, suits, judgments, demands, damages, costs or reasonable expenses (including reasonable fees and expenses of attorneys, consultants and auditors and reasonable costs of investigations) or obligations whatsoever incurred by the Indemnitee (herein collectively referred to as “Liabilities”) of any nature arising out of or relating to the Related Documents or the Transaction, or any claim, litigation, investigation or proceeding relating thereto (each a “Proceeding”), regardless of whether any such Indemnitee is a party thereto and whether a Proceeding is brought by a third party or any party to the Related Documents or any Affiliate thereof. As used herein (i) “Co-Issuer Liabilities” means any Liabilities, including, but not limited to, any Liabilities by reason of any of the matters referred to in Section 3.04(b), (ii) “Master Servicer Liabilities” means any Liabilities arising out of or relating to any action or omission of the Master Servicer on its own behalf or any action or omission by any Securitization Entity arising or resulting from any action or omission of the Master Servicer that would be a breach of the Master Servicing Agreement, including, but not limited to, any Liabilities by reason of any of the matters referred to in Section 3.04(c), and (iii) “Holdco Liabilities” means any Liabilities arising out of any action or omission of Holdco, or any matter, referred to in Section 3.04(d).

(b) The Liabilities for which the Co-Issuers are providing indemnification under this Section 3.04 are limited to Liabilities, and any Proceedings relating thereto, which may include, but are not limited to, Liabilities arising by reason of:

(i) any untrue statement or alleged untrue statement of a material fact contained in any Offering Document or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as and only to the extent that such Liabilities arise out of or are based upon any such untrue statement or omission or allegation thereof based upon information which describes the Series 2007-1 Class A Insurers in the Offering Document set forth under the captions “The Series 2007-1 Class A Insurers” and “Description of the Series 2007-1 Class A Policies”, or in the financial statements of each Series 2007-1 Class A Insurer (collectively, the “Series 2007-1 Class A Insurer Information”, with respect to Ambac, the “Ambac Information” and with respect to MBIA, the “MBIA Information”);

(ii) to the extent not covered by clause (i) above, any act or omission in connection with the offering, issuance, sale or delivery of the Series 2007-1 Senior Notes other than by reason of false or misleading Series 2007-1 Class A Insurer Information, or the allegation thereof; and

(iii) the violation, of any federal, state or foreign securities, banking or antitrust laws, rules or regulations in connection with the offering, issuance, sale or delivery of the Series 2007-1 Senior Notes or the transactions contemplated by the Related Documents.

(c) The Liabilities for which the Master Servicer is providing indemnification under this Section 3.04 are limited to Liabilities, and any Proceedings relating thereto, which may include, but are not limited to, Liabilities by reason of:

(i) any untrue statement or alleged untrue statement of a material fact contained in the Offering Document or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as and only to the extent that such Liabilities arise out of or are based upon any such untrue statement or omission or allegation thereof based upon the Series 2007-1 Class A Insurer Information;

(ii) to the extent not covered by clause (i) above, any act or omission of the Securitization Entities or the Master Servicer, or any other Person acting on behalf of any thereof, in connection with the offering, issuance, sale or delivery of the Series 2007-1 Senior Notes other than by reason of false or misleading Series 2007-1 Class A Insurer Information, or the allegation thereof;

(iii) the negligence, bad faith, willful misconduct, misfeasance or malfeasance of, or negligence or theft committed by, any director, officer, employee or agent of any of the Securitization Entities (but only to the extent resulting from an act or omission of the Master Servicer) or the Master Servicer;

(iv) the violation by any of the Securitization Entities (but only to the extent resulting from an act or omission of the Master Servicer) or the Master Servicer, or any other Person acting on behalf of any thereof, of any federal, state or foreign securities, banking or antitrust laws, rules or regulations in connection with the offering, issuance, sale or delivery of the Series 2007-1 Senior Notes or the transactions contemplated by the Related Documents;

(v) the violation by any of the Securitization Entities (but only to the extent resulting from an act or omission of the Master Servicer) or the Master Servicer, or any other Person acting on behalf of any thereof, of any domestic or foreign laws, rules or regulations, or any judgment, order or decree applicable to any of them or their properties;

(vi) the breach by any of the Securitization Entities (but only to the extent resulting from an act or omission of the Master Servicer) or the Master Servicer of any of its or their obligations under this Insurance Agreement or any of the Related Documents; and

(vii) the breach by any of the Securitization Entities (but only to the extent resulting from an act or omission of the Master Servicer) or the Master Servicer of any representation or warranty on the part of any thereof contained in the Related Documents or herein or in any certificate or report furnished or delivered to either Series 2007-1 Class A Insurer hereunder or thereunder.

(d) The Liabilities for which Holdco is providing indemnification under this Section 3.04 are limited to Liabilities, and any Proceedings relating thereto, by reason of:

(i) any untrue statement or alleged untrue statement of a material fact contained in the Offering Document or in any amendment or supplement thereto or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as and only to the extent that such Liabilities arise out of or are based upon any such untrue statement or omission or allegation thereof based upon the Series 2007-1 Class A Insurer Information;

(ii) to the extent not covered by clause (i) above, any act or omission of the Securitization Entities, the Master Servicer or Holdco, or any other Person acting on behalf of any thereof, in connection with the offering, issuance, sale or delivery of the Series 2007-1 Senior Notes other than by reason of false or misleading Series 2007-1 Class A Insurer Information, or the allegation thereof;

(iii) the violation by Holdco or any other Person acting on behalf of any thereof, of any federal, state or foreign securities laws, rules or regulations in connection with the offering, issuance, sale or delivery of the Series 2007-1 Senior Notes or the transactions contemplated by the Related Documents;

(iv) the breach by Holdco of any obligation set forth in Section 4.01 hereof;

(v) the breach by any of the Securitization Entities (but only to the extent resulting from an act or omission of Holdco) or Holdco of any of its or their obligations under this Insurance Agreement or any of the Related Documents;

(vi) the breach by Holdco of any representation or warranty on its part contained in the Related Documents or herein or in any certificate or report furnished or delivered to either Series 2007-1 Class A Insurer hereunder or thereunder.

(e) Anything to the contrary in this Section 3.04 notwithstanding, none of the Co-Issuers, the Master Servicer or Holdco shall indemnify any Indemnitee with respect to any Liabilities incurred by such Indemnitee solely as a result of such Indemnitee’s willful misconduct, bad faith or gross negligence, or in the case of a Series 2007-1 Class A Insurer, the applicable Series 2007-1 Class A Insurer’s breach of this Insurance Agreement, the applicable Policy or the applicable Insurer Fee Letter. Notwithstanding any other provision of this Insurance Agreement, the Co-Issuers, Master Servicer and Holdco shall not be liable for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

(f) This indemnity provision shall survive the termination of this Insurance Agreement and shall survive until the statute of limitations has run on any causes of action which arise from one of these reasons and until all suits filed as a result thereof have been finally concluded.

(g) Any Indemnitee which proposes to assert the right to be indemnified under this Section 3.04 will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim is to be made under this Section 3.04, notify each Co-Issuer, the Master Servicer and Holdco of the commencement of such action, suit or proceeding, enclosing a copy of all papers served; provided, that the failure of any Indemnitee to notify any Co-Issuer, the Master Servicer or Holdco of any such proceeding or claim shall not relieve any Co-Issuer, the Master Servicer or Holdco from any liability it may have to such Indemnitee. In case any action, suit or proceeding shall be brought against any Indemnitee and it shall notify each Co-Issuer, the Master Servicer and Holdco of the commencement thereof, each Co-Issuer, the Master Servicer and/or Holdco, as the case may be, shall be entitled to participate in, and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnitee, and after notice from any Co-Issuer, the Master Servicer or Holdco, as the case may be, to such Indemnitee of its election so to assume the defense thereof, such Co-Issuer, the Master Servicer or Holdco, as the case may be, shall not be liable to such Indemnitee for any legal expenses incurred by such Indemnitee in connection with the defense thereof except as set forth in the next sentence. The Indemnitee shall have the right to employ its own counsel in any such action the defense of which is assumed by any Co-Issuer, the Master Servicer or Holdco, as the case may be, in accordance with the terms of this subsection, but the fees and expenses of such counsel from and after such assumption shall be at the expense of such Indemnitee unless the employment of counsel from and after such assumption by such Indemnitee has been specifically authorized by any Co-Issuer, the Master Servicer or Holdco, as the case may be, or the indemnifying Co-Issuer, Master Servicer or Holdco, as the case may be, is advised in writing by counsel that joint representation would give rise to a conflict between the Indemnitee’s position and the position of the Co-Issuers, Master Servicer or Holdco in respect of the defense of the claim. So long as no Event of Default has occurred and is continuing and so long as it is not in default of any of its obligations hereunder, none of the Co-Issuers, the Master Servicer and Holdco shall be liable for any settlement or compromise of any action or claim for which it is to provide indemnification hereunder effected by an Indemnitee without its prior written consent (which consent shall not be unreasonably withheld), but if settled with the required written consent or if there is a final judgment for the plaintiff in any such Proceedings, the Co-Issuers, the Master Servicer and/or Holdco, as the case may be, hereby agree to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment, in accordance with Section 3.04(a). None of the Co-Issuers, the Master Servicer and Holdco shall, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (i) includes a release of such Indemnitee satisfactory in substance to such Indemnitee from all liability on claims that are the subject matter of such settlement and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee.

Section 3.05. Payment Procedure. In the event of any payment by a Series 2007-1 Class A Insurer or any other Indemnitee for which it seeks reimbursement or indemnification hereunder, the Co-Issuers, the Master Servicer and Holdco agree to accept the voucher or other evidence of payment as prima facie evidence of the propriety thereof and the liability therefor to such Series 2007-1 Class A Insurer or such Indemnitee. All payments to be made to the Series 2007-1 Class A Insurers under this Insurance Agreement shall be made in lawful currency of the United States of America in immediately available funds at the notice address for each such Series 2007-1 Class A Insurer as specified in the Indenture, on the date when payable in accordance with the Indenture, or as each such Series 2007-1 Class A Insurer shall otherwise direct (with respect to method and address for payment) by written notice to the Co-Issuers, the Master Servicer and the Trustee. In the event that the date of any payment to the Series 2007-1 Class A Insurers or the expiration of any time period hereunder occurs on a day which is not a Business Day, then such payment to the Series 2007-1 Class A Insurers shall be made or occur on the next succeeding Business Day with the same force and effect as if such payment was made or time period expired on the scheduled date of payment or expiration date. Payments to be made to any Series 2007-1 Class A Insurer under this Insurance Agreement shall bear interest at the Series 2007-1 Class A Insurer Rate from the date when due to the date paid.

Section 3.06. Subrogation. Each party hereto acknowledges that, to the extent of any payment made by a Series 2007-1 Class A Insurer pursuant to such Series 2007-1 Class A Insurer’s Policy, such Series 2007-1 Class A Insurer shall, in addition to any other remedies available to it under the Related Documents and/or applicable law, be fully subrogated to the extent of such payment (and any additional interest due on any late payment) to the rights of the Noteholders to any moneys paid or payable to the Noteholders pursuant to the Series 2007-1 Senior Notes and the Related Documents. Each party hereto hereby agrees to such subrogation and further agrees to execute such instruments and to take such actions as, in the sole judgment of such Series 2007-1 Class A Insurer, are necessary to evidence such subrogation and to perfect the rights of such Series 2007-1 Class A Insurer to receive any moneys paid or payable to such Series 2007-1 Class A Insurer.

Section 3.07. Limited Recourse. Notwithstanding anything in this Article III or elsewhere in this Insurance Agreement to the contrary, each Series 2007-1 Class A Insurer agrees that its recourse against the Co-Issuers for payment of any amount owed under this Insurance Agreement shall be limited to, at any required time of payment, the Collateral, and all products and proceeds thereof, and (except as contemplated in Section 3.7(l) of the Series 2007-1 Supplement and the Insurer Fee Letters) shall be subject to the Priority of Payments set forth in the Indenture.

ARTICLE IV

FURTHER AGREEMENTS

Section 4.01. Holdco Indebtedness. The Holdco Consolidated Entities may not incur any Indebtedness unless (a) the Holdco Incurrence Test is satisfied after giving effect to such incurrence, (b) the Series 2007-1 Class A Lead Insurer’s prior written consent shall have been obtained (other than with respect to any Capitalized Lease Obligations of the Holdco Consolidated Entities less than $50,000,000 (inclusive of the amount of Indebtedness represented by Capitalized Lease Obligations in existence on the date hereof), and (c) S&P and Moody’s shall have been given notice of such incurrence.

Section 4.02. Effective Date; Term of this Insurance Agreement. This Insurance Agreement shall take effect on the Initial Closing Date and shall remain in effect until the later of (a) such time as neither Series 2007-1 Class A Insurer is subject to a claim under its respective Policy and both Policies shall have been surrendered to the Series 2007-1 Class A Insurers for cancellation and (b) all amounts payable to a Series 2007-1 Class A Insurer by each Co-Issuer or from any other source under the Related Documents and all amounts payable under the Series 2007-1 Senior Notes have been paid in full; provided, however, that the provisions of Sections 3.02, 3.03, 3.04, 3.05, 3.06 and 6.12 hereof shall survive any termination of this Insurance Agreement.

Section 4.03. Effect of Replacement of Master Servicer on Certain Provisions. In the event that the Domino’s Pizza LLC shall cease to be the “Master Servicer” under the Master Servicing Agreement as a result of termination of the Master Servicing Agreement in accordance with its terms or replacement of the Master Servicer thereunder, the provisions of this Insurance Agreement that relate to or require performance by the Master Servicer of obligations that may be performed only by a Person exercising the rights, powers and authority of the “Master Servicer” under the Master Servicing Agreement, shall cease to apply to the Master Servicer upon such termination or replacement and expiration of any period for disentanglement thereunder; provided that the foregoing shall not relieve the Master Servicer of any indemnification obligations in respect of Master Servicer Liabilities under Section 3.04 with respect to any period prior to such replacement or termination and completion of disentanglement.

Section 4.04. Obligations Absolute. (a) To the extent that any obligations of the parties hereto to the Series 2007-1 Class A Insurers hereunder are joint and several, such obligations shall be absolute and unconditional and shall be paid or performed strictly in accordance with this Insurance Agreement under all circumstances irrespective of:

(i) any lack of validity or enforceability of, or any amendment or other modifications of, or waiver, with respect to any of the Related Documents or the Insurer Fee Letters;

(ii) any exchange or release of any other obligations hereunder, under the Related Documents or under the Insurer Fee Letters;

(iii) the existence of any claim, setoff, defense, reduction, abatement or other right that any of the Transaction Group Entities may have at any time against a Series 2007-1 Class A Insurer or any other Person;

(iv) any document presented in connection with either Policy proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) any payment by either Series 2007-1 Class A Insurer under its respective Policy against presentation of a certificate or other document that does not strictly comply with terms of the applicable Policy;

(vi) any failure of any Co-Issuer, the Master Servicer or Holdco to receive proceeds from the sale of the Series 2007-1 Senior Notes;

(vii) any breach by any of the Transaction Group Entities of any representation, warranty or covenant contained in any of the Related Documents; or

(viii) any other circumstances, other than payment in full of the obligations under this Insurance Agreement, under the Insurer Fee Letters, under the Indenture and under the Series 2007-1 Senior Notes, which might otherwise constitute a defense available to, or discharge of, each Co-Issuer, the Master Servicer and/or Holdco in respect of any Related Document to which it is a party or the Insurer Fee Letters.

(b) Each Co-Issuer, the Master Servicer and Holdco and any and all others who are now or may become liable for all or part of the obligations of each such party under this Insurance Agreement agree to be bound by this Insurance Agreement and (i) to the extent permitted by law, waive and renounce any and all redemption and exemption rights and the benefit of all valuation and appraisement privileges against the indebtedness and obligations evidenced by any Related Document, or by any extension or renewal thereof; (ii) waive presentment and demand for payment, notices of nonpayment and of dishonor, protest of dishonor and notice of protest; (iii) waive all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default or enforcement of any payment hereunder, except as required by the Related Documents; (iv) waive all rights of abatement, diminution, postponement or deduction, or any defense other than payment, any right of setoff or recoupment arising out of any breach under any of the Related Documents, by any party thereto or any beneficiary thereof, or out of any obligation at any time owing to any of the Securitization Entities; (v) agree that its liabilities hereunder shall be unconditional and without regard to any setoff, counterclaim or the liability of any other Person for the payment hereof; (vi) agree that any consent, waiver or forbearance hereunder with respect to an event shall operate only for such event and not for any subsequent event; (vii) consent to any and all extensions of time that may be granted by the Series 2007-1 Class A Lead Insurer with respect to any payment hereunder or other provisions hereof and to the release of any security at any time given for any payment hereunder, or any part thereof, with or without substitution, and to the release of any Person or entity liable for any such payment; and (viii) consent to the addition of any and all other makers, endorsers, guarantors and other obligors for any payment hereunder, and to the acceptance of any and all other security for any payment hereunder, and agree that the addition of any such obligors or security shall not affect the liability of the parties hereto for any payment hereunder.

(c) Nothing herein shall be construed as prohibiting any party hereto from pursuing any rights or remedies it may have against any Person in a separate legal proceeding so long as it does not deduct, counterclaim or setoff any amount it may owe hereunder against any claim or liability asserted in any such separate proceeding.

Section 4.05. Assignments; Reinsurance; Third-Party Rights. (a) This Insurance Agreement shall be a continuing obligation of the parties hereto and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the Co-Issuers, the Master Servicer or Holdco may assign its respective rights under this Insurance Agreement, or delegate any of its duties hereunder, without the prior written consent of the Series 2007-1 Class A Lead Insurer, and any assignment made in violation of this Insurance Agreement shall be null and void.

(b) Each Series 2007-1 Class A Insurer shall have the right to give participations in its rights under this Insurance Agreement and to enter into contracts of reinsurance with respect to such Series 2007-1 Class A Insurer’s Policy upon such terms and conditions as such Series 2007-1 Class A Insurer may in its discretion determine; provided, however, that no such participation or reinsurance agreement or arrangement shall relieve any Series 2007-1 Class A Insurer of any of its obligations hereunder or under such Series 2007-1 Class A Insurer’s Policy or provide to any participant or reinsurer thereunder any direct right of action against Holdco, the Master Servicer or any of the Securitization Entities.

(c) In addition, each Series 2007-1 Class A Insurer shall be entitled to assign or pledge to any bank or other lender providing liquidity or credit with respect to the Transaction or the obligations of such Series 2007-1 Class A Insurer in connection therewith any rights of such Series 2007-1 Class A Insurer under the Related Documents or with respect to any real or personal property or other interests pledged to such Series 2007-1 Class A Insurer, or in which such Series 2007-1 Class A Insurer has a security interest, in connection with the Transaction.

(d) Except as provided herein with respect to participants and reinsurers, nothing in this Insurance Agreement shall confer any right, remedy or claim, express or implied, upon any Person, including, particularly, any Noteholder, other than a Series 2007-1 Class A Insurer, and all the terms, covenants, conditions, promises and agreements contained herein shall be for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns. Neither the Trustee nor any Noteholder shall have any right to payment from any Series 2007-1 Class A Insurer Premiums paid or payable hereunder or under the Indenture or from any other amounts paid by any of the parties hereto or any Securitization Entity pursuant to Section 3.02 or 3.03 hereof.

Section 4.06. Liability of the Series 2007-1 Class A Insurers. Neither Series 2007-1 Class A Insurer nor any of their respective officers, directors or employees shall be liable or responsible for: (a) the use that may be made of such Series 2007-1 Class A Insurer’s Policy by the Trustee or for any acts or omissions of the Trustee in connection therewith or (b) the validity, sufficiency, accuracy or genuineness of documents delivered to such Series 2007-1 Class A Insurer (or any other Person) in connection with any claim under such Series 2007-1 Class A Insurer’s Policy, or of any signatures thereon, even if such documents or signatures should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged (unless an officer of such Series 2007-1 Class A Insurer with responsibility for the administration hereof shall have actual knowledge thereof). In furtherance and not in limitation of the foregoing, (i) each Series 2007-1 Class A Insurer may accept documents that reasonably appear on their face to be in order, without responsibility for further investigation, (ii) the parties hereto agree that Ambac shall be solely responsible for the Ambac Information, MBIA shall be solely responsible for the

MBIA Information and that, as between the Series 2007-1 Class A Insurers on the one hand, and each Co-Issuer on the other hand, the balance of the Offering Document shall be the responsibility of each Co-Issuer.

Section 4.07. Parties Will Not Institute Insolvency Proceedings. So long as this Insurance Agreement is in effect, and for one year and one day following the termination of the Indenture, the parties hereto will not file any involuntary petition or otherwise institute any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law against any of the Securitization Entities; provided that the foregoing shall not prohibit any action after the filing of any involuntary petition or other institution of any such proceedings by another Person.

Section 4.08. Parties To Join in Enforcement Action. To the extent necessary to enforce any right of the Series 2007-1 Class A Insurers in or remedy of the Series 2007-1 Class A Insurers with respect to the Collateral, the parties hereto agree to join, at the request of the Series 2007-1 Class A Lead Insurer, in any action initiated by the Series 2007-1 Class A Lead Insurer for the protection of such right or exercise of such remedy.

Section 4.09. Fiscal Year End. Each of the Co-Issuers (i) represents and warrants that its fiscal year ends on the Sunday on or nearest to December 31 and (ii) covenants not to change such fiscal year end at any time while the Series 2007-1 Senior Notes are Outstanding or amounts are due but unpaid to either Series 2007-1 Class A Insurer. Without the prior written consent of the Series 2007-1 Class A Lead Insurer, the Master Servicer and Holdco covenant not to make any election or take any action to authorize or effect a change in the fiscal year end of the Co-Issuers in violation of the preceding sentence.

Section 4.10. Equity Interests. The SPV Guarantor covenants that it will not sell, transfer, assign, pledge or hypothecate or otherwise dispose of, in whole or in part, any Equity Interest in the Master Issuer, except as provided in the Related Documents.

Section 4.11. Independent Managers and Directors of Securitization Entities. Each of SPV Guarantor (as the sole member of the Master Issuer) and Domino’s International (as sole member of SPV Guarantor) covenants that it will affirmatively authorize (and not take any action inconsistent with such authorization) action such that, those Securitization Entities for which independent managers and/or directors are required under their respective Organizational Documents shall maintain at all times the number of independent managers and/or directors.

Section 4.12. No Borrowing from DNAF. Holdco shall not, and shall not permit any of its Subsidiaries, to borrow any funds from DNAF or the DNAF Account.

ARTICLE V

DEFAULTS; REMEDIES

Section 5.01. Defaults. The occurrence of any of the following events shall constitute an “Insurance Agreement Event of Default” hereunder:

(a) An Event of Default shall have occurred and be continuing under the Indenture; or

(b) Master Servicer Termination Event shall have occurred and be continuing; or

(c) Any Co-Issuer, the Master Servicer, SPV Guarantor, Domino’s International or Holdco shall have failed to perform any obligation hereunder (including any obligation under any Related Documents incorporated herein by reference) when due (after expiration of all grace periods provided for herein in respect of obligations set forth herein (which, if not expressly provided, shall be three (3) Business Days in the case of any payment obligation hereunder (other than any payment obligation to be satisfied through the procedures and priorities established under the Indenture, which shall be governed by the Indenture) and thirty (30) days in the case of nonpayment obligations hereunder which grace period shall not be applicable to obligations incorporated herein by reference) or, in the case of such obligations incorporated herein by reference, the period for cure of any such default under the Related Documents setting forth any such obligation);

(d) Any Series 2007-1 Class A Insurer Premium shall not be paid when due; or

(e) Any demand for payment shall be made under either Policy.

Section 5.02. Remedies; No Remedy Exclusive. (a) Upon the occurrence and during the continuation of an Insurance Agreement Event of Default, the Series 2007-1 Class A Lead Insurer may exercise any one or more of the rights and remedies set forth below (provided that nothing in this Section 5.02 shall be deemed to modify or limit the rights and remedies that may be exercised under the Indenture):

(i) declare all indebtedness of every type or description then owed by each Co-Issuer to any Series 2007-1 Class A Insurer to be immediately due and payable, and the same shall thereupon be immediately due and payable;

(ii) to the extent permitted by the Related Documents, exercise any rights and remedies under the Related Documents in accordance with the terms of the Related Documents or direct the Trustee to exercise such remedies in accordance with the terms of the Related Documents; or

(iii) to the extent not prohibited by the Related Documents, take whatever action at law or in equity as may appear necessary or desirable in its judgment to collect the amounts then due to any Series 2007-1 Class A Insurer under this Insurance Agreement, the Indenture or any other Related Document.

(b) Unless otherwise expressly provided, no remedy herein conferred upon or reserved is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under this Insurance Agreement, the Indenture or any other Related Document or existing at law or in equity. No delay or omission to exercise any right or power accruing under this Insurance Agreement, the Indenture or any other Related Document upon the happening of any event set forth in Section 5.01 hereof shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle each Series 2007-1 Class A Insurer to exercise any remedy reserved to the Series 2007-1 Class A Insurers in this Article, it shall not be necessary to give any notice, other than such notice as may be required in this Article.

(c) Each party to this Insurance Agreement hereby agrees that, in addition to any other rights or remedies existing in its favor, the Series 2007-1 Class A Lead Insurer shall be entitled to seek specific performance and/or injunctive relief in order to enforce any of the rights or any obligation owed to the Series 2007-1 Class A Insurers hereunder or under any of the Related Documents.

Section 5.03. Waivers. (a) No failure by either Series 2007-1 Class A Insurer to exercise, and no delay by either Series 2007-1 Class A Insurer in exercising, any right hereunder shall operate as a waiver thereof. The exercise by any Series 2007-1 Class A Insurer or any right hereunder shall not preclude the exercise of any other right, and the remedies provided herein to the Series 2007-1 Class A Insurers are declared in every case to be cumulative and not exclusive of any remedies provided by law or equity or under the Related Documents.

(b) The Series 2007-1 Class A Lead Insurer shall have the right, to be exercised in its complete discretion, to waive any Insurance Agreement Event of Default hereunder, by a writing setting forth the terms, conditions and extent of such waiver signed by the Series 2007-1 Class A Insurers and delivered to each Co-Issuer and the Trustee. Unless such writing provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence which gave rise to the Insurance Agreement Event of Default so waived and not to any other similar event or occurrence which occurs subsequent to the date of such waiver.

ARTICLE VI

MISCELLANEOUS

Section 6.01. Amendment, Etc. This Insurance Agreement may be amended, modified or waived by written instrument or written instruments signed by the Series 2007-1 Class A Lead Insurer, each Co-Issuer, Holdco, SPV Guarantor, Domino’s International and the Master Servicer; provided, however, that no provision of Section 3.02, 3.03, 3.04, 3.05, 3.06, 4.01 and 4.02 of this Insurance Agreement, may be amended, modified or waived unless each Series 2007-1 Class A Insurer has consented thereto, and solely with respect to Section 4.01, the Rating Agency Condition has been satisfied. Each Co-Issuer agrees to promptly provide a copy of any amendment to this Insurance Agreement to the Trustee and the Rating Agencies. No act or course of dealing shall be deemed to constitute an amendment, modification or termination hereof.

Section 6.02. Notices. All demands, notices and other communications to be given hereunder shall be in writing (except as otherwise specifically provided herein) and shall be mailed by registered mail or express mail or personally delivered or telecopied to the recipient as follows:

To MBIA:

MBIA Insurance Corporation

113 King Street

Armonk, NY 10504

Attention: Manager – Insured Portfolio Management (with respect to Policy No. 494360 URGENT MATERIAL ENCLOSED)

Tel. No. 914-273-4545

Fax No. 914-765-3810

To the Ambac:

Ambac Assurance Corporation

One State Street Plaza

New York, NY 10004

Attention: Portfolio Risk Management Group - Commercial ABS

Telephone: (212) 668-0340

Facsimile: (212) 208-3547

E-mail: abs&conduitprmg@ambac.com

(in each case in which notice or other communication to such Series 2007-1 Class A Insurer refers to an Insurance Agreement Event of Default, a claim on the Policy or any other event with respect to which failure on the part of such Series 2007-1 Class A Insurer to respond shall be deemed to constitute consent or acceptance, then a copy of such notice or other communication should also be sent to the attention of the General Counsel and shall be marked to indicate “URGENT MATERIAL ENCLOSED.”)

With a copy to:	Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 Attention: Thomas Albrecht Facsimile: 312-853-7036

If to the Master Issuer:	Domino’s Pizza Master Issuer LLC 24 Frank Lloyd Wright Drive P.O. Box 485 Ann Arbor, Michigan 48105 Attention: L. David Mounts Facsimile: (866) 282-3872

If to the Domestic Distributor:	Domino’s Pizza Distribution LLC 24 Frank Lloyd Wright Drive P.O. Box 485 Ann Arbor, Michigan 48105 Attention: L. David Mounts Facsimile: (866) 282-3872

If to SPV Canadian Holding Company, Inc.:	Domino’s SPV Canadian Holding Company Inc. 24 Frank Lloyd Wright Drive P.O. Box 485 Ann Arbor, Michigan 48105 Attention: L. David Mounts Facsimile: (866) 282-3872

If to IP Holder:	Domino’s IP Holder LLC 24 Frank Lloyd Wright Drive P.O. Box 485 Ann Arbor, Michigan 48105 Attention: L. David Mounts Facsimile: (866) 282-3872

If to Domino’s International:	Domino’s Pizza International LLC 24 Frank Lloyd Wright Drive P.O. Box 485 Ann Arbor, Michigan 48105 Attention: L. David Mounts Facsimile: (866) 282-3872

If to the Master Servicer:

Domino’s Pizza LLC

30 Frank Lloyd Wright Drive

P.O. Box 997

Ann Arbor, Michigan 48105

Attention: L. David Mounts

Facsimile: (734) 327-7744

If to the Master Servicer with a copy to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Attention: Alison T. Bomberg

Facsimile: 617-951-7050

If to Holdco:	Domino’s Pizza, Inc. 30 Frank Lloyd Wright Drive P.O. Box 997 Ann Arbor, Michigan 48105 Attention: L. David Mounts Facsimile: (734) 327-7744

If to any Co-Issuer with a copy to:

Domino’s Pizza LLC

30 Frank Lloyd Wright Drive

P.O. Box 997

Ann Arbor, Michigan 48105

Attention: L. David Mounts

Facsimile: (734) 327-7744

And

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Attention: Alison T. Bomberg

Facsimile: 617-951-7050

If to SPV Guarantor:	Domino’s SPV Guarantor LLC 24 Frank Lloyd Wright Drive P.O. Box 485 Ann Arbor, Michigan 48105 Attention: L. David Mounts Facsimile: (866) 282-3872

To the Trustee:	Citibank, N.A. 388 Greenwich Street 14th Floor New York, NY 10013 Attention: Agency & Trust–Domino’s Pizza Facsimile: 212-816-5527

If to Moody’s:

Moody’s Investors Service, Inc.

99 Church Street, 4th Floor

New York, NY 10007

Attention: ABS Monitoring Department

Facsimile: 212-553-0573

with a copy of all notices pertaining to other indebtedness:

Moody’s Investors Services, Inc.

99 Church Street, 4th Floor

New York, NY 10007

Attention: Asset Finance Group – Team Managing Director

If to Standard & Poor’s:	Standard & Poor’s Rating Services 55 Water Street, 42nd Floor New York, NY 10041-0003 Attention: ABS Surveillance Group – New Assets E mail: Servicer_reports@sandp.com

A party may specify an additional or different address or addresses by writing mailed or delivered to the other parties as aforesaid. All such notices and other communications shall be effective upon receipt.

Section 6.03. Severability. In the event that any provision of this Insurance Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, the parties hereto agree that such holding shall not invalidate or render unenforceable any other provision hereof. The parties hereto further agree that the holding by any court of competent jurisdiction that any remedy pursued by any party hereto is unavailable or unenforceable shall not affect in any way the ability of such party to pursue any other remedy available to it.

Section 6.04. Governing Law. THIS INSURANCE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402, BUT OTHERWISE WITHOUT REGARD TO THE LAWS OF SUCH JURISDICTION REGARDING CONFLICTS OF LAW OR CHOICE OF FORUM.

Section 6.05. Consent to Jurisdiction. (a) The parties hereto hereby irrevocably submit to the jurisdiction of the United States District Court for the Southern District of New York and any court in the State of New York located in the City and County of New York, and any appellate court from any thereof, in any action, suit or proceeding brought against it and to or in connection with this Insurance Agreement and/or any of the Related Documents or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment, and the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard or determined in such New York state court or, to the extent permitted by law, in such federal court. The parties hereto agree that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the extent permitted by applicable law, the parties hereto hereby waive and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the related documents or the subject matter thereof may not be litigated in or by such courts.

(b) To the extent permitted by applicable law, the parties hereto shall not seek and hereby waive the right to any review of the judgment of any such court by any court of any other nation or jurisdiction which may be called upon to grant an enforcement of such judgment.

(c) Nothing contained in this Insurance Agreement shall limit or affect each Series 2007-1 Class A Insurer’s right to serve process in any manner permitted by law or to start legal proceedings relating to this Insurance Agreement or any of the Related Documents against any of the Securitization Entities or any of their properties in the courts of any jurisdiction.

Section 6.06. Counterparts. This Insurance Agreement may be executed in counterparts by the parties hereto, and all such counterparts shall constitute one and the same instrument.

Section 6.07. Headings. The headings of Articles and Sections and the Table of Contents contained in this Insurance Agreement are provided for convenience only. They form no part of this Insurance Agreement and shall not affect its construction or interpretation. Unless otherwise indicated, all references to Articles and Sections in this Insurance Agreement refer to the corresponding Articles and Sections of this Insurance Agreement.

Section 6.08. Consent of the Series 2007-1 Class A Insurers. In the event that the consent of any Series 2007-1 Class A Insurer is required hereunder or under any of the Related Documents or the Insurer Fee Letters, the determination whether to grant or withhold such consent shall be made by such Series 2007-1 Class A Insurer in its sole discretion without any implied duty towards any other Person, except to the extent a different standard may apply as expressly provided herein or therein.

Section 6.09. TRIAL BY JURY WAIVED. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS INSURANCE AGREEMENT, THE POLICIES OR ANY OF THE RELATED DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS INSURANCE AGREEMENT AND THE RELATED DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THIS WAIVER.

Section 6.10. Limited Liability. No recourse under this Insurance Agreement shall be had against and in the absence of fraud no personal liability shall attach to, any officer, employee, director, affiliate, member or shareholder of any party hereto, as such (as opposed to any such Person’s capacity as a party hereto), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise in respect of this Insurance Agreement or the Policies, it being expressly agreed and understood that this Insurance Agreement is solely a corporate or limited liability company obligation of each party hereto, and that in the absence of fraud any and all personal liability, either at common law or in equity, or by statute or constitution, of every such officer, employee, director, affiliate, shareholder or member for breaches by any party hereto of any obligations under this Insurance Agreement is hereby expressly waived as a condition of and in consideration for the execution and delivery of this Insurance Agreement.

Section 6.11. Entire Agreement; Facsimile Signatures. This Insurance Agreement, the Policies and the Insurer Fee Letters set forth the entire agreement between the parties with respect to the subject matter thereof, and this Insurance Agreement supersedes and replaces any agreement or understanding that may have existed between the parties prior to the date hereof and thereof in respect of such subject matter. Execution and delivery of this Insurance Agreement by facsimile signature shall constitute execution and delivery of this Insurance Agreement for all purposes hereof with the same force and effect as execution and delivery of a manually signed copy hereof.

Section 6.12. Confidentiality; Public Announcements. This Insurance Agreement and all written information delivered by any party to any other party hereto pursuant to this Insurance Agreement or any Related Document (collectively, “Confidential Information”) is confidential and shall not be disclosed to any Person not a party to any of the Related Documents, without the prior written consent of the Series 2007-1 Class A Insurers, by the other parties hereto or their agents or affiliates, except to accountants, attorneys and other advisors to such party who are advised of the confidentiality hereof and instructed to maintain such confidentiality, and except to the Rating Agencies, Governmental Authorities or other entities having regulatory authority over either Series 2007-1 Class A Insurer, reinsurers and to the extent required to be disclosed pursuant to the Related Documents or pursuant to applicable law. The other parties hereto will consult with the Series 2007-1 Class A Insurers, reasonably in advance of its publication, with respect to the initial public announcement of the consummation of the Transaction. Notwithstanding anything to the contrary contained in this Section 6.12, the Trustee and the Series 2007-1 Class A Insurers may use, disseminate or disclose any Confidential Information to any person or entity in connection with the enforcement of the rights of the Trustee or the Series 2007-1 Class A Insurers under the Indenture and the Related Documents; provided, however, that prior to disclosing any such Confidential Information (i) to any Person other than in connection with any judicial or regulatory proceeding, such Person shall agree in writing to maintain such Confidential Information in a manner at least as protective of the Confidential Information as the terms of this Section 6.12 or (ii) to any Person in connection with any judicial or regulatory proceeding, a protective order or other similar treatment protecting such Confidential Informational shall first be obtained.

Section 6.13. Third Party Beneficiary. Each of the parties hereto agrees that each Series 2007-1 Class A Insurer shall have all rights of an intended third-party beneficiary in respect of each of the Related Documents, including, but not limited to, enforcing the respective obligations of the parties thereunder, whether or not so stated therein.

Section 6.14. Trustee. The Trustee hereby acknowledges and agrees to perform all its obligations and duties pursuant to the Related Documents to which it is a party thereto in the manner and subject to the provisions set forth therein.

Section 6.15. Further Assurances and Corrective Instruments. To the extent permitted by law, the parties hereto agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as the parties hereto may reasonably request to facilitate the performance of this Insurance Agreement, it being understood that this Section shall not be construed to impose on any party hereto substantive obligations not set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Insurance Agreement, all as of the day and year first above mentioned.

MBIA INSURANCE CORPORATION

By:
Title:

AMBAC ASSURANCE CORPORATION

By:
Title:

DOMINO’S PIZZA MASTER ISSUER LLC, as Master Issuer and a Co-Issuer

By:
Title:

DOMINO’S PIZZA DISTRIBUTION LLC, as a Co-Issuer

By:
Title:

DOMINO’S IP HOLDER LLC, as a Co-Issuer

By:
Title:

DOMINO’S SPV CANADIAN HOLDING COMPANY INC., as a Co-Issuer

By:
Title:

DOMINO’S PIZZA INC.

By:
Title:

DOMINO’S SPV GUARANTOR LLC

By:
Title:

DOMINO’S PIZZA INTERNATIONAL LLC

By:
Title:

DOMINO’S PIZZA LLC

By:
Title:

ACKNOWLEDGEMENT OF TRUSTEE

Citibank, N.A., as Trustee under the Indenture, hereby acknowledges the provisions of Sections 3.06, 4.05, 4.06, 4.08, 6.10 and 6.14 (to which the Trustee agrees to be bound) and 5.02(c) of this Insurance Agreement and the right of the Series 2007-1 Class A Lead Insurer (in accordance with the terms and conditions of the Indenture and the other Related Documents) to enforce covenants of the Co-Issuers, the Master Servicer and other parties to the Related Documents as set forth in Sections 2.02, 2.03, 2.05, 2.08 and 6.13 of this Insurance Agreement.

Dated: April 16, 2007	CITIBANK, N.A., as Trustee

By:
Title: